Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 3, 2008, is by and between KOWABUNGA!, INC., a Nevada corporation (“Company”) and RICHARD K. HOWE, an individual residing 33 Chenal Circle, Little Rock, AR  72223 (“Executive”).

WHEREAS, Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Employment.  Company hereby employs Executive, and Executive accepts such employment, in accordance with the terms and conditions hereinafter set forth. Executive shall report daily to Company’s principal offices at 15550 Lightwave Drive, 3rd Floor, Clearwater, Florida 33760 (the “Location”), or at other offices or locations as may subsequently be designated by Company.  Executive shall relocate his permanent residence to the Tampa Bay area by the summer of 2009, to reside within daily commuting distance from Company’s Location.  Executive’s commencing employment is contingent upon a background and credit check satisfactory to Company in its sole and absolute discretion, and Executive hereby gives his consent for any and all such checks.

2.

Duties.  As of November 17, 2008 (the “Start Date”) until such time as the Board of Directors of Company (the “Board”) may, in its sole and absolute discretion, otherwise decide, Executive shall be employed as Chief Executive Officer of Company (“CEO”) and, while he serves as CEO, a management Director on Company’s Board, subject to such travel as the rendering of services hereunder may require, and Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board in connection with the conduct of Company’s businesses (the “Business”). Executive shall report directly to, be initially appointed a member of, and be subject to the management oversight and direction of, the Board.  The duties of Executive shall be those that are customarily performed by a chief executive officer of the same or similar title at a public company, together with such additional, supplemental or alternative duties as may from time to time be required provided such additional duties are reasonably related to the scope of employment of Executive and his title.  Executive shall be subject to reelection to, or removal from, the Board by Company’s shareholders to the same extent as any other director.  Executive shall serve as a director only for as long as he is the CEO and shall immediately resign from the Board should he cease being the CEO for any reason whatsoever.

3.

Extent of Services.  During the Term (as defined in Section 5), Executive shall expend 100% of Executive’s available working time and best efforts exclusively on Company matters and the Business, expending such time as is required to perform Executive’s duties for Company to the highest standards, and shall not be engaged (whether during normal business hours or otherwise) in any other business or professional activity, except as provided in Section 8 of this Agreement.  Executive shall at all times faithfully, industriously, and to the best of Executive’s ability, experience, and talent, perform all duties that may be required of and from Executive pursuant to the express terms of this Agreement. Executive shall devote all of Executive’s time, attention, knowledge, and skill solely and exclusively to the Business and interests of Company, and Company shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Executive. Executive shall travel on Company business as often and to the extent required or appropriate for Executive’s position and the needs of the Business.

4.

Compensation.

(a)

Salary.  For all services rendered by Executive under this Agreement, Company shall pay Executive for the period from the Start Date through Term of this Agreement, as hereinafter defined, an annual base salary in an amount equal to three hundred ninety-five thousand dollars ($395,000) (“Salary”).  Executive shall be paid in accordance with the customary payroll practices of Company, subject to such deductions and withholdings as may be required by law or agreed to by Executive. Any raises, bonuses or additional amounts paid to Executive during the Term (as hereinafter defined) shall be solely within the discretion of the Board and shall not to any extent increase the amount payable to Executive by Company pursuant to Section 6(e) of this Agreement.

(b)

Bonus.  Executive shall be eligible for a discretionary annual bonus of up to 75% of Salary commencing in 2009, as determined by Company’s Compensation Committee using 85% to 110% attainment criteria (“Bonus”). Under no circumstances is any Bonus to any extent guaranteed or assured.  In order to receive the Bonus Executive must have put into place with the Compensation Committee’s approval a similar bonus plan for all his direct reports using the same criteria as used for Executive’s Bonus and differing only in salary and percentages.

(c)

Stock Options.  Upon Executive’s executing and delivering this Agreement, (which date shall be the “Execution Date”) and actually commencing work at the Location, Executive shall be entitled to receive an option grant under Company’s 2005 Long Term Incentive Plan (“LTIP”) to purchase the 2,367,623 shares of Company’s common stock, $.001 par value per share.  Of this amount, 2,029,391 shares (the “Vesting Options”) shall vest one-third per year for each year of Executive’s employment with all such shares vested upon the third anniversary of Starting Date.  The additional 338,232 shares (the “Conditional Options”) shall immediately vest upon Company’s market capitalization, based upon its common stock price as quoted on the AMEX or any other national exchange on which such shares are then listed, priced on the day after the respective quarterly earnings call, remaining above $150 million for the period between any two quarterly earnings calls prior to the fifth anniversary of Executive’s Starting Date while the Executive is employed, subject to the terms and conditions of the LTIP.  The term of the Vesting Options and the Conditional Options shall be five (5) years, not to exceed the expiration of the LTIP.  The date of grant of all such options shall be the Execution Date and the exercise price shall equal the greater of the Fair Market Value of Company’s stock as defined in the LTIP or $0.25 per share. Should there be a change in control of Company prior to all the Executive’s options having vested and the Executive is thereafter terminated without “For Cause” (as hereinafter defined), or Executive’s salary or bonus is diminished or Executive’s duties and responsibilities, or operational authority are materially diminished, during the one year period following a Change in Control (a “Change of Control Event”), then the Vesting Options and the Conditional Options shall be deemed to vest in full and become immediately exercisable. Should the Executive not be terminated without “For Cause” following a Change of Control Event, then any and all options granted hereunder shall vest in accordance with the terms and conditions of such options except that the Conditional Options contingency shall be deemed to have been satisfied.

(d)

Bonus Option Election.  At his option, Executive may elect to receive any earned and payable bonus in the form of additional stock options priced at the greater of $0.25 or current FMV on the date of election with the number of shares determined according to the following formula:  2 x Amount  of Bonus divided by the greater of $0.25 or current FMV on the date of election, provided that the Board may cancel or limit this election if, in the judgment of the Board, insufficient shares are available under the LTIP or other restrictions on Company which make such issuance of additional stock options prohibited, impractical or unreasonably expensive to Company. Any and all options granted hereunder as a result of Executive’s election shall be deemed to vest in full and become immediately exercisable.

(e)

Benefits.  During the term of his employment, Executive shall be generally entitled to participate at the highest Company paid level in benefit plans or programs which are generally made available to employees of Company, subject to all of the rules, regulations, terms and conditions applicable thereto.  Executive shall be entitled to fifteen (15) paid-time-off days per year, to be used per Company policy, and up to seven (7) paid holidays and two (2) “floater” holidays per year, all pro-rated or limited to remaining holidays during the first year of employment.  No benefit plans or programs are guaranteed; any and all such plans may be terminated at any time for any reason with or without notice.  Company shall have the right at any time to put into place arrangements pursuant to which some or all of Executive’s compensation and/or benefits set forth above shall be provided to Executive by or through other companies affiliated with Company (rather than directly by Company), and Executive shall fully cooperate with such arrangements and shall promptly sign such documents and take all such other actions as shall be deemed necessary by the legal counsel for Company in order to facilitate such arrangements.

(f)

Relocation Assistance.  Company will pay to Executive $2,000 per month as a temporary Florida housing allowance until Executive sells his home in Little Rock, AR, not to exceed twenty-four (24) months.  Company will reimburse (a) the reasonable and customary real estate commission not to exceed 6% of the sale price, and closing costs, legal fees and transfer taxes not to exceed $5,000 in the aggregate, which Executive actually pays upon the closing of the sale of his current residence, and (b) the reasonable and customary costs of relocation from Little Rock, AR area to the Tampa, FL area based on the average of three competitive bids.  If Executive voluntarily resigns from Company within the first twelve (12) months of employment, Executive shall reimburse Company for the full commission and relocation amounts hereby paid to him.

(g)

Business Expense Reimbursement.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, entertainment and similar items directly related to his duties and responsibilities (“Business Expenses”). Company may, at Company’s sole option, provide Executive with a Company corporate credit card to be used by Executive strictly to pay for ordinary and usual Business Expenses and Company agrees to pay the monthly credit card bills for all approved charges. Executive shall charge absolutely no personal expenses to such credit card and all “points” or other benefits resulting from card usage shall belong to Company. Company will reimburse Executive for all reasonable out-of-pocket Business Expenses incurred by the Executive upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company’s policy).

5.

Term.  The term of this Agreement (the “Term”) shall commence on the Start Date and shall continue until the earlier of (a) December 31, 2011 or (b) the employment of Executive is terminated in accordance with Section 6 of this Agreement.  The Term of this Agreement may be extended upon the mutual agreement of Company and Executive.  Six (6) months prior to the end of the original or any extended Term, Company and Executive shall each then inform the other whether it or he is willing to further extend the Term.

6.

Termination of Employment.

(a)

Death or Disability of Executive.  The employment of Executive under this Agreement shall terminate upon his death or, at the option of Company, if Executive shall have failed to fully perform, or be unable to fully perform his duties hereunder as a result of his disability or illness, for any cumulative and not necessarily consecutive sixty (60) days during any 360 day period. Upon termination pursuant to this subsection, Executive shall only be entitled to be paid Salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event.  For purposes of this Agreement, (a) Executive’s failure to fully perform shall be determined by Company in its reasonable discretion at the occurrence of such specified period; and (b) Executive’s inability to fully perform his duties by reason of disability or illness shall as determined by Company based upon the advice of a reputable licensed physician in the Tampa/Clearwater metropolitan area mutually acceptable to Executive and Company, which consent shall not be unreasonably withheld, conditioned or delayed.  Executive shall promptly present himself to, and shall fully cooperate with, such physician for examination and for any and all related medical tests.

(b)

Termination “For Cause”.  Company shall have the right to terminate the employment of Executive under this Agreement “For Cause” (as such term is defined below) at any time without further liability or obligations to Executive, excepting only that Executive shall be entitled to be paid for accrued Salary, Bonus and expense reimbursements earned or accrued through the date of termination, and absolutely no severance payment shall be due or payable to Executive in such event. For purposes of this Agreement, “For Cause” shall refer to any of the following events as determined in the judgment of the Board: (1) Executive’s gross neglect of or negligence in the performance of his duties, including, but not limited to, materially unsatisfactory performance, failure to materially achieve his approved goals and objectives, breach of his duties to Company, demonstrable disloyalty, malfeasance or misfeasance as a officer of Company, or any knowing acts or knowing failures to act which result in damages to Company or its reputation; (2) Executive’s failure or refusal to follow reasonable instructions given to him by the Board; (3) Executive’s violation of any provision of Company’s Articles of Incorporation, Bylaws, or of any other stated policies, standards, or regulations; (4) Executive being charged or indicted in regard to any criminal offense, other than a misdemeanor not involving moral turpitude or a minor traffic violation, or sued in civil litigation which in any way materially relates to, or calls into question Executive’s integrity, honesty or fitness, or which interferes with his ability, to perform his duties; (5) Executive’s violation or breach of any material term, covenant or condition contained in this Agreement, which is not cured within 60 days after written notice thereof is received by Executive, if such violation or breach is capable of being cured; (6) Executive failure to disclose to Company any material matters concerning Executive’s background, qualifications, credentials and character which bring into question Executive’s fitness or ability to serve in the position for which he is hired; or (7)  the U.S. Securities and Exchange Commission (the “SEC”) issues an order prohibiting Executive from acting as an officer of Company.

(c)

Termination for Good Reason.  Executive shall have the right to terminate his employment with Good Reason.  “Good Reason” means (i) the failure of Company to pay any material payment due Executive under Section 4 hereof; (ii) a Change of Control Event has occurred; (iii) Company’s material breach of this Agreement, which is not cured within 60 days after written notice thereof is received by Company; (iv) the removal of the Executive from the Board by the Directors without cause; (v) while CEO in good standing pursuant to the Agreement, and for any period during the Term, the shareholders of Company fail to elect, fail to re-elect or remove Executive as a Company director or (vi) involuntary Relocation of the Executive more than 50 miles from the Location following a Change of Control.  Executive may otherwise voluntarily resign and terminate his employment at any time without Good Reason or any entitlement to Severance, as hereinafter defined, provided that under all circumstances he gives not less than ninety (90) days prior written notice to Company, time being of the essence, regarding which Company may waive or shorten any portion of such resignation notice period in Company’s sole and absolute discretion.

(d)

Accrued Salary.  In the event that Company or Executive terminates this Agreement for any reason whatsoever, Executive shall be paid (less all applicable deductions) all earned and accrued Salary and expense reimbursements earned or accrued for services rendered up to the date of termination. Executive shall also be entitled to receive a pro-rata bonus based upon the Bonus he would subsequently have earned for the year in which Executive’s employment was terminated, if any, paid on the original date such bonus would have been payable.

(e)

Severance Payment; Limitation of Liability.  Except in the case of termination pursuant to Section 6(a) (Death or Disability of Executive) or Section 6(b) (Termination “For Cause”), in the event that Company terminates this Agreement prior to the end of the Term, or Executive terminates for Good Reason, Executive shall be paid, on Company’s usual payroll dates, a severance amount (“Severance”) equal to the lesser of (a) the Salary and Bonus, if any Bonus attainment criteria are satisfied post-termination, less all applicable deductions, that would have become due and owing to Executive on such payroll date through the one (1) year anniversary of the date of Executive’s termination of employment (the “Severance Period”), as if Executive’s employment with Company had not been terminated prior thereto or (b) if at any time during the Severance Period Executive shall obtain any other compensation for his labor or services, Severance which otherwise would have been payable to Executive but for such other compensation, shall be reduced so that only the net positive difference, if any, between the cumulative Salary amount which Company would have paid and the total compensation received or receivable as a result of Executive’s labor or services shall be paid to Executive.  During the Severance Period, Executive shall notify Company in writing of all such other compensation not later than the date such compensation commences to be earned or accrued.  In no event shall Company’s liability to Executive exceed the amount of Severance payable under this Agreement, whether such claims is based in law or in equity nor shall Company be liable to Executive or any third party claiming from, through or concerning, Executive for any damages, whether indirect, special, incidental, or consequential damages, including lost profits, in excess of Severance.

7.             Non-Competition, Non-Solicitation and Non-Disparagement.

(a)

Executive acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and the provisions of this Section 7 are reasonable and necessary to protect the Business.

(b)

In consideration of the foregoing acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants that he will not, during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly:

(1)

except in the course of his employment hereunder, and except as permitted by Section 8 hereof, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or services materially compete with the products or services of Company or any Company Affiliate;

(2)

whether for Executive’s own account or for the account of any other person, solicit business of the same or similar type of business then being carried on by Company or any Company Affiliate, from any person or entity known by Executive to be a customer of Company or any Company Affiliate, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with Company;

(3)

whether for Executive’s own account or the account of any other person (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of Company or any Company Affiliate at any time during the  term of this Agreement or in any manner induce or attempt to induce any employee of Company or any Company Affiliate to terminate his employment with Company or Company Affiliate, or (ii) interfere with Company’s or any Company Affiliate relationship with any person or entity, including any person or entity who at any time during the term of this Agreement was an employee, contractor, supplier or customer of Company or any Company Affiliate; or

(c)

If any covenant of this Section 7 is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, shall be effective, binding and enforceable against Executive.

(d)

Executive acknowledges and agrees that should Executive transfer between or among Company and any of its affiliated companies including, without limitation, any parent, subsidiary or other corporately related entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified entity (a “Company Affiliate”) wherever situated, or otherwise become employed by any Company Affiliate, or should he be promoted or reassigned to functions other than the duties set forth in this Agreement, or should Executive’s compensation and benefit package change (either higher or lower), the terms of this Section 7 shall continue to apply with full force.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

(e)

Executive agrees and acknowledges that Company does not have an adequate remedy at law for the breach or threatened breach by Executive of this Section 7 and agrees that Company may, in addition to the other remedies which may be available to it under this Agreement, file suit in equity to enjoin Executive from such breach or threatened breach.

(f)

Notwithstanding the foregoing, except in the case of termination pursuant to Section 6(a) (Death or Disability of Executive) or Section 6(b) (Termination “For Cause”), in the event that (i) Company terminates this Agreement prior to the end of the Term, or Executive terminates for Good

Reason and (ii)  Company has not paid to Executive the Severance payable pursuant to Section 6(e) (Severance Payment; Limitation of Liability), which is not cured and made current within 30 days after written notice thereof is received by Company, then and in lieu of Severance Executive may instead elect, in written notice given to Company, to waive any Severance which may otherwise be due and owing to Executive pursuant to Section 6(e) above in exchange for the restrictions of Section 7(b)(1) being deemed null and void and unenforceable against Executive, and Company shall not attempt to enforce the same following Executive’s election.

8.             Certain Representations.  Executive acknowledges that as a publicly traded company functioning under the Sarbanes-Oxley Act, Company and its subsidiaries are subject to close scrutiny regarding their activities, internal financial controls, and public comments and disclosures. To appropriately protect Company and its subsidiaries, Executive expressly acknowledges and agrees as follows:

(a)

Executive’s employment by Company shall be full-time employment.  Except as expressly  provided herein, during the period of such employment by Company, Executive shall not have, provide or perform any work, advice, assistance, services, consultation, analysis, input, participation, or interest whatsoever (including but not limited to any financial interest, direct or indirect, legal or beneficial) in or for the benefit of any corporation, partnership, joint venture, limited liability company, sole proprietorship, or any other entity whatsoever, whether for-profit or non-profit and regardless of whether or not such entity competes against the Business; provided, however, that the provisions of this Section 8 shall not be construed as preventing Executive from engaging in a reasonable level of charitable activities or from investing his personal assets in passive real estate investments or in publicly traded stocks.  Any stock investment shall be limited to securities listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 of enterprises which do not compete with Company or any Company Affiliate or the Business.  Executive may not purchase or otherwise acquire more than one percent (1%) of any class of securities of any such public enterprise and may not participate in the activities of such enterprise or provide any work, services or assistance on the part of Executive in the operation or the affairs of the enterprises in which such investments are made and in which his participation shall be limited solely to that of a passive investor.  All such volunteer activities and investments shall not interfere with the performance of Executive’s work and duties for Company, as determined by the Board in its sole and absolute discretion.

(b)

During Executive’s employment and at any time following any termination of Executive’s employment by Company for any reason and under any circumstances whatsoever, except as otherwise required by law or compelled by a court of competent jurisdiction, Executive shall not:

(1)

make any public or private disclosures regarding Company, any Company Affiliate or any Company Related Party, including material non-public information, except disclosures of such information as may be appropriate and approved for disclosure, or has been previously publicly disclosed by Company from time to time in press releases or in filings with the SEC, pursuant to all applicable laws, rules and regulations applicable to Company, any Company Affiliate, any Company Related Party or Executive in his position, including, but not limited to, all Company policies and procedures and US Securities laws and pronouncements of the Securities and Exchange Commission (collectively with the broadest interpretation, “Laws”), and, regarding any new disclosures to be made by Executive, only after consultation with Company’s general counsel, senior executive staff and/or the Board as appropriate; and

(2)

make any statements, engage in any conduct, or create, author, issue, publish or disseminate any communication including, without limitation, to Company’s clients, prospective clients, employees, affiliates, network members, publishers, customers and vendors) that could be constructed by a reasonable person to be derogatory, disparaging, embarrassing, or negative as to Company, any Company Affiliate, or any of their respective shareholders, officers, directors, employees, attorneys, representatives or agents (collectively, a “Company Related Party”) or which to any extent damages or interferes with the business and affairs of any Company Related Party, or impairs the good will, business or personal reputation or good name of any of them.  This prohibition shall apply to all communication or conduct of any type, whether oral or written, without regard to the particular medium or media in which such communication or conduct occurs.

(c)

Executive further represents, warrants and covenants that:

(1)

Executive is not subject to any contract, non-compete agreement, decree or injunction which prohibits or restricts his performance of the duties set forth herein with Company, the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; and

(2)

no claims or lawsuits are pending at the time of this Agreement against Executive or any corporation or other entity wherein he was previously or is an officer or director.

(3)

Executive is fully eligible to serve as the top executive of a US public company and fully in compliance, and hereafter shall fully comply, with all Laws.

(d)

If during the period of his employment by Company, Executive violates this Section 8 or any of the representations, warranties and covenants made by Executive in this Section 8 prove to be false, then following discovery of the violation or falsehood, Executive shall immediately pay and turn over to Company any and all software, software programs, other work product, copyrights, domain names, contract rights, accounts receivable, cash, stock, options, warrants, membership interests, other interests, salary, bonuses, royalties, commissions, fees and any and all other assets, consideration and compensation of any nature whatsoever which has been obtained by Executive or any of his immediate family members or affiliates (directly or indirectly, legally or beneficially) in regard to such violation.

9.

Nondisclosure of Proprietary Information.  Executive shall not, either during or at any time after his employment with Company, disclose to anyone outside Company or use other than for the purpose of the Business, any Proprietary Information (as defined below) or any information received in confidence by Company from any third party. For purposes of this Agreement, “Proprietary Information” is information and data, whether in oral, written, graphic, or machine-readable form relating to Company’s or any Company Affiliate’s past, present and future businesses, including, but not limited to, computer programs, routines, source code, object code, data, information, documentation, know-how, technology, designs, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which Company or any Company Affiliate has acquired or developed and which has not been made publicly available by Company.  In additional, Executive shall execute and deliver Company’s standard terms and conditions of employment agreement required of all employees and shall be equally bound by the terms, conditions and requirements thereof.

10.

Return of Company Property.  Promptly following the termination of Executive’s employment with Company or upon the earlier request of Company, Executive shall deliver to Company all property and materials belonging to Company, including, but not limited to, all materials containing or relating to any Proprietary Information in any written or tangible form that Executive may have in his possession or control, the originals of notes, sketches, drawings, specifications, memoranda, correspondence, files, documents, records, data, inventions, notebooks, computers, telephonic or other electronic equipment, laptop docking stations, PDAs, routers, printers, facsimile machines, monitors, portable computer storage devices and media keys and all passwords or pass codes, however described and without limitation and without making or keeping any copies thereof then in Executive’s possession or under Executive’s control, whether prepared by Executive or by others.

11.

Ownership of Work Product.  Executive hereby assigns to Company his entire right, title and interest in all “Developments”.  “Developments” means any and all intellectual property, including but not limited to any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program including source code and object code and related documentation, and any other work of authorship, or audio/visual work, written, made or conceived solely or jointly by Executive during Executive’s employment with Company, whether or not patentable, subject to copyright or susceptible to other forms of protection that relate to the actual or anticipated businesses or research or development of Company; suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of Company; or created on or off Company’s premises or during or outside of Executive’s normal work hours. Executive acknowledges that the copyrights in Developments created by him in the scope of his employment belong to Company by operation of the law, or may belong to a customer of Company pursuant to a contract between Company and such customer. Developments shall be given the broadest and most expansive interpretation in favor of Company.  In connection with any of the Developments assigned above, Executive agrees to promptly disclose them to Company, and Executive agrees, on the request of Company, to promptly execute separate written assignments to Company and to do all things reasonably necessary to enable Company to secure patents, register copyrights or obtain any other forms of protection for Developments in the United States and in other countries. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon, with the same legal force and effect as if executed by Executive. Company, Company Affiliates, their licensees, successors and assigns (direct or indirect), are not required to designate Executive as the inventor or author of any Development, when such Development is distributed publicly or otherwise. Executive waives and releases, to the extent permitted by law, all of his rights to such designation and any rights concerning future modifications of such Developments.

12.

Possession of Other Materials.  Executive represents that he will not use in the performance of Executive’s responsibilities for Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided Company with a copy thereof

13.

Indemnification.  Executive agrees to indemnify, defend and hold harmless Company, all Company Affiliates and all Company Related Parties from and against all liabilities, obligations, losses, expenses, costs (including attorneys fees), claims, deficiencies and damages incurred or suffered by Company and all Company Affiliates and all Company Related Parties resulting from Executive’s breach of any agreement with a third party restricting competition, intellectual property, confidential information or disclosure, without any limitations or qualifications whatsoever, and as an express inducement to Company to enter into this Agreement, Executive waives any and all arguments, grounds, facts, circumstances, reasons, basis, and defenses whatsoever, whether based in law or in equity, regarding the full force and effect and legally binding nature of this agreement of Executive to indemnify and hold harmless Company and each Company Affiliate or Company Related Party, as aforesaid. This indemnification provision shall survive any termination of Executive’s employment relationship with Company.

14.

Assignment.  This Agreement may not be assigned by Executive under any circumstances. This Agreement may be assigned by Company, or to any successor of Company, so long as such assignee assumes all of Company’s obligations hereunder.

15.

Notices.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile or email, on the date of transmission with receipt of a transmittal confirmation provided that a copy of such notice is also sent by first-class U.S. mail on the same day, (c) if by overnight mail, on the second (2nd) business day following the date of deposit with such overnight mail service, or such earlier delivery date as may be confirmed in writing to the sender by such service or (d) if by the USPS, by Certified Mail – Return Receipt Requested, on the fifth (5th) business day following the date of deposit with the USPA, or such earlier delivery date as may be confirmed in writing by such Return Receipt.  All such notices, requests, demands and other communications shall be addressed to the parties at the addresses below or to such other address or facsimile number as a party may have specified to the other party in writing delivered in accordance with this paragraph.

To Executive:	Mr. Richard K. Howe
c/o Kowabunga! Inc.
15550 Lightwave Drive, 3rd Floor
Clearwater, Florida 33760
Facsimile and Email addresses to be provided

To Company:	Kowabunga!, Inc.
Attention: Secretary and General Counsel
15550 Lightwave Drive, 3rd Floor
Clearwater, Florida 33760
Facsimile: 727-342-0063
vaughn.duff@kowabunga.com

16.

Waiver of Breach.  Any waiver by Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.

17.

Choice of Law, Jury Waiver.  This Agreement shall be deemed to have been made in the State of Florida.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to Executive’s employment and separation of employment from Company shall be governed by, and construed in accordance with the internal law of Florida, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim (jointly “Action”) relating to (i) Executive’s employment and separation of his employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be exclusively commenced in Florida in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Florida and consent to the personal jurisdiction of any state or federal court located in Pinellas or Hillsborough Counties, Florida.

18.

Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.  This Agreement may not be modified or otherwise amended except by a written instrument that expressly refers to this Agreement and is executed and delivered by the parties hereto.

19.

Counterparts; Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.

Binding Effect.  This Agreement shall inure to the benefit of and be fully binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

21.

Severability.  If a court of competent jurisdiction determines that any of the provisions of this Agreement are illegal, excessively broad or otherwise unenforceable, then this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or unenforceable provisions shall be deemed, without further action by any person or entity, to be modified and/or limited to the extent necessary to render the same valid and enforceable.

22.

Additional Provisions.  Executive’s employment shall be publicly announced in a press release issued by Company not later than four days after Executive’s executing the Employment Agreement, which release shall be mutually acceptable to Company and Executive, such consent not to be unreasonably withheld, conditioned or delayed.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first written above.

EXECUTIVE: RICHARD K. HOWE	KOWABUNGA!, INC.

/s/ RICHARD K. HOWE	By:	/s/ STAN ANTONUK
Richard K. Howe, individually		Stan Antonuk
	Title:	Chief Executive Officer